852 Putnam New Opportunities Fund attachment
12/31/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended December 31, 2004, Putnam Management
has assumed $244,698 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


74U1 (000s omitted)

Class A	121,412
Class B	30,990
Class C	1,249

74U2 (000s omitted)

Class M	3,118
Class R	2
Class Y	16,202

74V1

Class A	41.53
Class B	37.52
Class C	39.81

74V2

Class M	39.16
Class R	41.36
Class Y	42.83